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                                                                    EXHIBIT 99.2


                 [LETTERHEAD OF WASHINGTON GROUP INTERNATIONAL]

                                  MAY 14, 2001

 WASHINGTON GROUP INTERNATIONAL, INC. REACHES RESTRUCTURING AGREEMENT WITH BANK
                                     GROUP

FILES PLAN OF REORGANIZATION AND CHAPTER 11 PETITION TO FACILITATE RESTRUCTURING

                 COMPANY RECEIVES DEBTOR-IN-POSSESSION FINANCING

     Boise, Idaho - Washington Group International, Inc. (NYSE:WNG) today announced that it has reached an agreement in principle with its bank group steering committee on a Plan of Reorganization (the Plan) for the Company. To facilitate the reorganization, the Company and certain of its subsidiaries today filed the Plan along with voluntary petitions to restructure under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Nevada in Reno.

     Most of the Company's domestic subsidiaries are included in the filing. Those entities excluded from the filing are all Westinghouse Government Services Companies and related entities; partially owned limited liability companies and joint ventures; and foreign subsidiaries and affiliates.

     The Plan provides that a significant amount of secured debt will be exchanged for 100 percent of the equity in the reorganized Company, and that certain unsecured trade creditors will be paid in full in either the ordinary course of business or upon confirmation of the Plan. In addition, the Plan provides that the Company will fund a litigation trust to pursue the Raytheon litigation, and that any net proceeds from the litigation will be used to pay recoveries to impaired creditors, which will include holders of the Senior Notes. It is unlikely there will be any recovery for current holders of the Company's common stock or holders of options or other rights to acquire the Company's common stock. Implementation of the Plan is subject to compliance with provisions of Chapter 11.

     In addition, the Company announced it has received a debtor-in-possession financing facility from a group of lenders led by Credit Suisse First Boston sufficient to fund the Company's ongoing operating needs during the restructuring.

     Stephen G. Hanks, Washington Group's President, said, "The restructuring agreement reached with our banks will permit Washington Group to swiftly and efficiently move beyond the period of uncertainty that has hung over the Company since our March 2 announcement of near-term liquidity problems. Now, with sufficient cash to fund operations going forward and provide bonding capacity, we are in the process of returning this Company to financial viability. We have made business development a top priority during the pendency of the restructuring process and expect to continue securing new contracts.

     "Under the Plan announced today, management will remain in place, daily operations will continue as usual, our employees will be paid and this business will move forward. We are absolutely focused on serving our existing clients and continuing to secure new business."

     During the restructuring process, the Company will carry on its business with clients, employees, subcontractors and vendors. The Company believes that the restructuring agreement reached with the Company's largest creditors will provide the Company the stability necessary to complete contracts underway and to pursue new opportunities.

     On March 2, 2001, the Company announced that, due to Raytheon Company's failure to comply with the terms of the April 2000 stock purchase agreement pursuant to which the Company acquired Raytheon Engineers & Constructors (RE&C), the Company faced a severe, near-term liquidity crisis. As a consequence, the Company ceased certain activities on two power projects in Massachusetts related to the RE&C acquisition. In addition, the Company filed suit against Raytheon Company alleging fraud, seeking rescission and, alternatively, unspecified damages for breach of contract.

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     As part of the restructuring and in conjunction with the Plan, the Company has asked the Court's authorization to pay certain pre-petition, unsecured claims that relate to ongoing businesses. Under the Plan, the Company should experience no interruption in the flow of goods and services.

     The Plan also contemplates that the Company will continue as an integrated business organized around the same five market-oriented operating units that it currently has in place: Government, Industrial/Process, Infrastructure & Mining, Power, and Petroleum & Chemical.

     Washington Group International, Inc., is a leading international engineering and construction firm with more than 35,000 employees at work in 43 states and more than 35 countries. The Company offers a full life-cycle of services as a preferred provider of premier science, engineering, construction, program management, and development in 14 major markets.

                                 MARKETS SERVED

     Energy, environmental, government, heavy-civil, infrastructure and mining, nuclear-services, operations and maintenance, petroleum and chemicals, industrial process, pulp and paper, telecommunications, transportation, and water-resources.

                                      # # #

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as MAY, WILL, COULD, SHOULD, EXPECT, ANTICIPATE, INTEND, PLAN, ESTIMATE, or CONTINUE or the negative thereof or other variations thereof. These include, among others, statements with respect to Washington Group's ability to secure new contracts, Washington Group's ability to meet post-petition commitments, Washington Group's ability to secure sufficient bonding capacity, whether Washington Group will receive proceeds from the Raytheon litigation, the terms of the plan of reorganization and the structure of the reorganized company. Forward-looking statements are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates, the involvement of Washington Group's creditors and equity holders in the Chapter 11 proceeding, bankruptcy court approvals incident to Washington Group's operations in Chapter 11 and the ultimate reorganization of Washington Group, and possible changes or developments in social, economic, business industry, market, legal, and regulatory circumstances and conditions and other actions taken or omitted to be taken by third parties, including the corporation's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial, and other governmental authorities and officials.

FOR FURTHER INFORMATION CONTACT:

WASHINGTON GROUP INTERNATIONAL
COMMUNICATIONS OPERATIONS CENTER

PHONE: (208) 386-5698


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